UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Malibu Minerals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-5242826
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 590 - 999 West Hastings Street
Vancouver, BC Canada V6C 2W2
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None
If this form relates the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $0.001 per share.

Item 1. Description of Registrant’s Securities to be Registered.

Our Articles of Incorporation, as amended, authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2007, we had 12,425,816 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. The following summarizes the material terms of our Common Stock and Preferred Stock.

Common Stock

Holders of our Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. We have never paid cash dividends on our Common Stock, and do not expect to pay such dividends in the foreseeable future. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Preferred Stock

Our Articles of Incorporation authorize 10,000,000 shares of preferred stock, $0.001 par value per share. Our Board of Directors, without any action by stockholders, is authorized to divide the authorized shares of preferred stock into series and to designate the rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock, including but not limited to dividend, redemption, voting rights and preferences. The ability of our Board of Directors to designate and issue such shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could affect adversely the voting power and other rights of holders of our common stock.

Item 2. Exhibits.

References to the “Company” in the following exhibit list refer to Malibu Minerals, Inc., a Nevada corporation.

Exhibit Number	Description
3(i)	Articles of Incorporation of the Company dated March 10, 2006. (1)

3(ii)	Certificate of Amendment dated April 26, 2007. (Filed herewith)

3(iii)	By-laws of the Company. (1)

(1) Incorporated by reference to the Company’s Registration Statement filed with the SEC on Form SB-1 on August 4, 2006.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MALIBU MINERALS, INC.

Date: April 30, 2007	By:	/s/ James Laird
James Laird
Chief Executive Officer, President, acting Chief Financial Officer and acting Principal Accounting Officer and Director